Morgan Stanley Finance LLC Structured Investments	Final Term Sheet dated November 29, 2021 relating to Pricing Supplement No. 2,965 Registration Statement Nos. 333-250103; 333-250103-01 November 29, 2021
Market Linked Securities—Auto-Callable with Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the NASDAQ-100 Index® due December 2, 2024
Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Term	3 years (unless earlier called)
Underlyings:	Dow Jones Industrial AverageSM (the “INDU Index”), Russell 2000® Index (the “RTY Index”) and the NASDAQ-100 Index® (the “NDX Index”)
Pricing date	November 29, 2021
Original issue date	December 2, 2021
Face amount	$1,000 per security (100% of par)
Automatic call:	See “Automatic call” on page 2.
Call payment:	See “Call payment” on page 2.
Determination dates:	1st determination date: December 2, 2022 2nd determination date: December 4, 2023 Final determination date: November 22, 2024
Call settlement dates:	Five business days after the applicable determination date; provided that the call settlement date for the final determination date is the maturity date.
Maturity payment amount	See “Investment description” on this page and “How the maturity payment amount is calculated” on page 2.
Maturity date	December 2, 2024
Starting level	For the Dow Jones Industrial AverageSM, 35,135.94; for the Russell 2000 Index, 2,241.976, for the NASDAQ 100 Index, 16,399.24 (for each Index, its closing level on the pricing date).
Ending level	For each underlying, the closing level on the final determination date.
Lowest performing underlying	The underlying with the lowest performance factor
Performance factor	With respect to each underlying, the ending level divided by the starting level
Threshold level	For the Dow Jones Industrial AverageSM, 26,351.955; for the Russell 2000 Index, 1,681.482; for the NASDAQ 100 Index, 12,299.43 (for each Index, 75% of its starting level)
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $24.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA will receive a distribution expense fee of $0.75 for each security sold by WFA.

In respect of certain securities sold in this offering, we may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	61773HBX6

Investment description

•	Linked to the lowest performing of the Dow Jones Industrial AverageSM, the Russell 2000® Index and the NASDAQ-100 Index® (each referred to as an “underlying”)

•	Unlike ordinary debt securities, the securities do not pay interest, provide for a payment at maturity that may be significantly less than the face amount and may be zero and are subject to a potential automatic call, as described below.

•	Automatic Call. The securities will be automatically called if the closing level of each underlying on any of the determination dates is greater than or equal to its respective starting level for a call payment equal to the face amount plus a call premium. The call premium applicable to each determination date will be a percentage of the face amount that increases for each determination date based on a simple (non-compounding) return of 11.30% per annum. No further payments will be made on the securities once they have been called.

•	Maturity Payment Amount. If the securities are not automatically called, you will receive at maturity a cash payment per security as follows:

o	If the ending level of any underlying is less than its respective starting level but the ending level of each underlying is greater than or equal to 75% of its respective starting level, which we refer to as the respective threshold level, you will receive a payment at maturity of $1,000 per $1,000 security.

o	If the ending level of any underlying is less than its respective threshold level, investors will be exposed to the full decline in the lowest performing underlying on a 1-to-1 basis, and will receive a payment at maturity that is less than 75% of the face amount of the securities and could be zero.

•	Investors may lose a significant portion, or all, of the face amount.

•	The securities are for investors who are willing to forgo current income and participation in the appreciation of any underlying in exchange for the possibility of receiving a call payment or payment at maturity greater than the face amount of the securities if each underlying closes at or above the respective starting level on a determination date or the final determination date, respectively.

•	Because all payments on the securities are based on the lowest performing underlying, a decline beyond the respective threshold level of any underlying will result in a significant loss of your investment, even if the other underlyings have appreciated or have not declined as much.

•	Investors will not participate in any appreciation of any underlying.

•	All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in any of the underlyings.

•	No periodic interest payments or dividends.

•	No exchange listing; designed to be held to maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $931.00.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” in the accompanying pricing supplement. All payments on the securities are subject to our credit risk.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Automatic call

If, on any determination date, beginning on December 2, 2022, the closing level of each underlying is greater than or equal to its respective starting level, the securities will be automatically called for the applicable call payment on the related call settlement date. The last determination date is the final determination date, and any payment upon an automatic call on the final determination date, if applicable, will be made on the maturity date.

The securities will not be automatically called on any call settlement date if the closing level of any underlying is below its respective starting level on the related determination date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of any underlying on the applicable determination date significantly exceeds its starting level. You will not participate in any appreciation of any underlying.

Call payment

The call payment will be an amount in cash per face amount corresponding to a return at a per-annum rate that will be set on the pricing date, as follows:

•	1st determination date: $1,113.00, which corresponds to a call premium of 11.30%

•	2nd determination date: $1,226.00, which corresponds to a call premium of 22.60%

•	Final determination date: $1,339.00, which corresponds to a call premium of 33.90%

No further payments will be made on the securities once they have been called.

How the maturity payment amount is calculated

If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security as follows:

•	if the ending level of any underlying is less than its respective starting level but the ending level of each underlying is greater than or equal to its respective threshold level:

$1,000; or

•	if the ending level of any underlying is less than its respective threshold level:

$1,000 × performance factor of the lowest performing underlying

Under these circumstances, you will lose more than 25%, and possibly all, of your investment.

Hypothetical Returns

If the securities are automatically called:

Date	Change in Lowest Performing Underlying	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,226.00
The securities are automatically called on the second call settlement date. Investors will receive a payment of $1,226.00 per security on the related call settlement date.

If the securities are not automatically called prior to maturity:

Assuming that one or more of the underlyings close below the respective starting level(s) on each determination date prior to the final determination date, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity:
Change in Lowest Performing Underlying	Payment (per security)
+30%	$1,339.00
+20%	$1,339.00
+10%	$1,339.00
0%	$1,339.00
-10%	$1,000.00
-20%	$1,000.00
-25%	$1,000.00
-26%	$740.00
-30%	$700.00
-40%	$600.00
-50%	$500.00
-70%	$300.00
-90%	$100.00
.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement for auto-callable securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

•	The appreciation potential of the securities is limited by the call payment specified for each determination date.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the securities is not equivalent to investing in the underlyings.

•	Reinvestment risk.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the final determination date is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

•	You are exposed to the price risk of each underlying.

•	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

•	Adjustments to the underlyings could adversely affect the value of the securities.

•	Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary terms.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the face amount per security. MS & Co., Wells Fargo Securities, LLC and our respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Consult your tax advisor

Investors should review carefully the accompanying preliminary terms, product supplement for auto-callable securities, index supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC.

The “Russell 2000® Index” is a trademark of FTSE Russell.

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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